TOP GUNS
                                Land Company Inc.
                               12828 Hwy. 105 West
                               Conroe, Texas 77304
                               "We Aim to Please"
Conroe                 Fax                    Metro                   Houston
(409)588-4006     (409)588-4007          (409)447-4006            (281)440-6633

December 15, 1998

Mr. Chuck Janke

Re: Broker's Opinion of Value

Dear Mr. Janke :

At your request, I have prepared this letter for your use as a " Broker's Opinion of Value " of the former Westland Oil Bomb Shelter.

It is my opinion that the value of the certain approximate 36.825 acres and the 40,000 square foot bomb shelter in the John Corner Survey, A-8, has a value of $950,000.This is based on the replacement cost of approximately $7,000,000 for the building and the value of the land. The value of the associated land is $9,000-$10,000 per acre, for say, a total value of approximately $330,000, leaving a value of $620,000 on the building or $15.50 per square foot. This is relatively inexpensive for any climate controlled storage (medical records, x-rays, electromagnetic sensitive material, etc.) or laboratory, since it has two generators, each capable of carrying the electrical load of the air conditioner and lights. Climate controlled storage in the area rents for $0.80 to $1.09 per square foot. Because the building is so unique there is nothing comparable in the area.

"THIS IS AN OPINION OF VALUE AND SHOULD NOT BE CONSIDERED AN APPRA1SAL. In making any decision that relies upon my work, you should know that I have not followed the guidelines for development of an appraisal or analysis contained in the Uniform Standards of Professional Appraisal Foundation."

Please contact me if any further information is required.

Sincerely,


 /s/ William C. Bloh
William C. Bloh
Real Estate Broker